Exhibit 5.1

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 (713) 651-2600 +1 (713) 651-2700

October 8, 2026

Boost Run Inc.

5 Revere Drive, Suite 200

Northbrook, IL 60062

Re:	Boost Run Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Boost Run Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2026, as amended by Post-Effective Amendment No. 1 filed with the Commission on the date hereof (as amended, the “Registration Statement”) relating to the offer and sale, from time to time, by the selling holders identified in the Registration Statement (collectively, the “Selling Holders”), or their permitted transferees, of (i) up to 9,601,095 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), held by certain Selling Holders who received such shares in connection with the business combination (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of September 15, 2025, as amended (the “Business Combination Agreement”), by and among Willow Lane Acquisition Corp., a Cayman Islands exempted company (“Willow Lane”), the Company, and the other parties thereto, (ii) up to 4,628,674 shares of Class A Common Stock issued to Willow Lane Sponsor, LLC (the “Sponsor”) and its distributees in exchange for the Class B ordinary shares of Willow Lane (the “Founder Shares”) purchased prior to the initial public offering of Willow Lane (the “Willow Lane IPO”), (iii) up to 4,007,222 shares of Class A Common Stock previously underlying warrants to purchase shares of Class A Common Stock that were held by certain Selling Holders (the “Private Warrants”), (iv) up to 29,533,018 shares of Class A Common Stock issuable upon the conversion of 29,533,018 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), held by certain Selling Holders, and (v) up to 10,968,750 shares of Class A Common Stock issuable as earnout consideration (the “Earnout Shares”), consisting of up to 7,875,000 shares of Class A Common Stock issuable to Andrew Karos and up to 3,093,750 shares of Class A Common Stock issuable to the Sponsor and Goodrich ILMJS LLC (the “SPV”) pursuant to the Earnout Agreement, dated as of September 15, 2025, as amended (the “Earnout Agreement”), by and among the Company, the Sponsor and the SPV (collectively, the “Offered Securities”).

The Private Warrants were issued pursuant to the Warrant Agreement, dated as of November 7, 2024 (the “Warrant Agreement”), by and among Willow Lane (as predecessor to the Company), the Company and Continental Stock Transfer & Trust Company, as warrant agent. Each Private Warrant entitled the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment as provided in the Warrant Agreement. Subsequent to the effectiveness of the Registration Statement, all outstanding Private Warrants have been exercised or redeemed, and no Private Warrants remain outstanding. The shares of Class A Common Stock issued upon exercise of the Private Warrants remain covered by the Registration Statement for resale by the Selling Holders.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth below, we have examined copies of the Registration Statement, the Warrant Agreement and the Earnout Agreement. We have also examined the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and such other instruments, documents and records which we deemed relevant and necessary as the basis for our opinions hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The shares of Class A Common Stock held by certain Selling Holders who received such shares in connection with the Business Combination, and the shares of Class A Common Stock issued to the Sponsor and its distributees in exchange for the Founder Shares, have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

2. The shares of Class A Common Stock issuable upon conversion of the Class B Common Stock have been duly authorized by all necessary corporate action on the part of the Company and, when issued upon conversion of the Class B Common Stock in accordance with the Company’s Amended and Restated Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

3. The shares of Class A Common Stock issued upon exercise of the Private Warrants have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

4. The Earnout Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston Taylor LLP

Winston Taylor LLP